Report of Independent Registered Public Accounting Firm

The Management Committee

Torchlight Loan Services, LLC

We have examined Torchlight Loan Services, LLC (the "Company") management's assertion that the Company complied with the servicing criteria applicable to it under paragraph (d) of item 1122 of the Securities and Exchange Commission ("SEC")'s Regulation AB for the commercial mortgage-backed securities transactions that were issued on or after December 1, 2002 and that were registered with the SEC pursuant to the Securities Act of 1933 for which Torchlight acted as the special servicer listed in Appendix B ("Platform") included in the accompanying Management's Certification Regarding Compliance with Applicable Servicing Criteria on SEC Regulation AB ("Management's Assertion") as of December 31, 2023 and for the period from January 1, 2023 to December 31, 2023. Management has determined that the criteria set forth in Section 1122 (d)(1)(iii), (d)(3)(i)(C), (d)(3)(i)(D), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(iv), (d)(4)(v), (d)(4(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv) are not applicable to the activities performed by the Company as a special servicer with respect to the Company's Platform. The Company's management is responsible for its Management's Assertion and compliance with those servicing criteria. Our responsibility is to express an opinion on Management's Assertion about the Company's compliance with the servicing criteria applicable thereon under paragraph (d) of Item 1122 of the SEC's Regulation AB based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities as a special servicer, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each commercial mortgage-backed securities transaction. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion.

We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

Our examination does not provide a legal determination on the Company's compliance with the servicing criteria specified in the first paragraph.

In our opinion, Management's Assertion that the Company complied with the aforementioned applicable servicing criteria thereon, as of December 31, 2023 and for the period from January 1, 2023 to December 31, 2023 is fairly stated, in all material respects.

/s/CohnReznick LLP

Parsippany, New Jersey

February 23, 2024